EXHIBIT 99.1

ChinaNet Online Holdings Reports Second Quarter 2017 Financial Results

Management to Host Conference Call on Wednesday, August 16th at 8:30 a.m. ET

  Revenues of $10.5 million in the second quarter of 2017, up 24.5% from prior year's $8.4 million
  Search engine marketing and data service revenue increased 188.9% to $8.0 million for the second quarter
  Operating results showed a 57.3% improvement with an operating loss of $0.4 million in the second quarter of 2017, compared to the prior year's loss of $1.0 million
  Operating results for the six months ended June 30, 2017 improved 38.6% with an operating loss of $1.5 million compared to the prior year’s loss of $2.4 million

BEIJING, Aug. 15, 2017 (GLOBE NEWSWIRE) -- ChinaNet Online Holdings, Inc. (Nasdaq:CNET) ("ChinaNet" or the "Company"), an integrated online advertising, precision marketing and data-analysis and management services platform, announced today financial results for the second quarter of 2017.

Summary Financials

Second Quarter 2017 Financial Results (USD) (Unaudited)
	2017	2016	CHANGE
Sales	$10.5 million	$8.4million	+24.5%
Gross Profit	$1.7 million	$2.5 million	-31.9%
Gross Margin	16.2%	29.6%	-45.3%
Net Loss Attributable to ChinaNet	($0.8) million	($1.3) million	38.4%
EPS from continuing operations* (Basic & Diluted)	($0.07)	($0.11)	36.4%

*Per share amount for the three months ended June, 2016 has been retroactively restated to reflect the Company’s 1 for 2.5 reverse stock split, which was effective on August 19, 2016.

For the three months ended June 30, 2017, total revenues increased to $10.5 million from $8.4 million in the prior year, primarily due to the increase from search engine marketing and data service revenue during the quarter.

During the quarter, revenues from internet advertising and data services was $2.5 million, which decreased 56.7% from $5.7 million in the second quarter of 2016. ChinaNet continues to focus on integrating and upgrading its internet advertising and data service to SME clients and investing in developing new service modules for clients, and believes that the launch of new services in future will help to increase market penetration and recurring revenues. The decline was offset by an increase in search engine marketing and data service revenue of 188.9% from $2.8 million in the second quarter of 2016 to $8.0 million in the second quarter of 2017. This increase was supported by the CloudX system, which drove more precision marketing and ROI for clients.

Gross profit for the quarter ended June 30, 2017 was $1.7 million, compared to $2.5 million in the second quarter of 2016, a decrease of 31.9%. Gross margin was 16.2%, down from 29.6% in 2016, primarily due to the increase in relative lower margin revenues from search engine marketing and data service during the quarter. Internet advertising and data service gross margin remained 43% in the second quarter of 2017 as in 2016.

Operating expenses decreased by 39.1% to $2.1 million for the three months ended June 30, 2017. Sales and marketing expenses decreased by 22.4% to $0.8 million. General and administrative expenses decreased by 45.9% to $1.0 million. Loss from operations was $0.4 million in the second quarter of 2017, an improvement of 57.3% compared to a loss of $1.0 million in the second quarter of 2016.

Net loss attributable to ChinaNet for the three months ended June 30, 2017 was $0.8 million and loss per share from continuing operations was $0.07, compared to a net loss of $1.3 million and loss per share from continuing operations of $0.11 in the second quarter of 2016. The weighted average diluted shares outstanding for the three months ended June 30, 2017 was 12.0 million shares versus 11.4 million for the three months ended June 30, 2016.

First Half 2017 Financial Results (USD) (Unaudited)
	2017	2016	CHANGE
Sales	$17.8 million	$13.5 million	+31.6%
Gross Profit	$3.0 million	$4.1 million	-27.5%
Gross Margin	16.7%	30.4%	-44.9%
Net Loss Attributable to ChinaNet	($1.9) million	($2.7) million	30.3%
EPS from continuing operations* (Basic & Diluted)	($0.16)	($0.23)	30.4%

*Per share amount for the six months ended June, 2016 has been retroactively restated to reflect the Company’s 1 for 2.5 reverse stock split, which was effective on August 19, 2016.

Revenues for the six months ended June 30, 2017 were $17.8 million, an increase of 31.6% from $13.5 million for the same period a year ago, which was primarily an increase in search engine marketing and data service revenue.

Gross profit was $3.0 million, a decrease of 27.5% for the first six months of 2017, and gross profit margin of 16.7%, compared to 30.4% in 2016. Operating expenses decreased by 31.6% to $4.4 million compared to $6.5 million for the first six months of 2016. The Company reported an operating loss of $1.5 million in the first half of 2017 compared to an operating loss of $2.4 million in the first half of 2016.

Net loss attributable to ChinaNet common shareholders and net loss per share was $1.9 million and $0.16 for the six months ended June 30, 2017.

Balance Sheet and Cash Flow

The Company had $1.8 million in cash and cash equivalents as of June 30, 2017, compared to $3.0 million as of December 31, 2016, working capital of $6.3 million compared to $6.9 million as of December 31, 2016, and a current ratio of 1.7 to 1, compared 1.9 to 1 as of December 31, 2016. Total shareholders' equity of ChinaNet was $21.2 million at June 30, 2017 compared to $22.2 million at December 31, 2016.

The Company generated approximately $1.3 million of cash outflows from operations for the six months ended June 30, 2017 compared to a $0.3 million of cash inflows for the six months ended June 30, 2016.

Business Updates

In January 2017, ChinaNet announced the launch of its updated comprehensive website www.chinanet-online.com, reflecting ongoing efforts to provide up-to-date information for customers, investors and shareholders. The new ChinaNet website has been redesigned to be more dynamic, user-friendly and content rich. The website allows visitors to efficiently access information needed regarding ChinaNet's profile and history, products and services, and investor relations content including press releases and SEC reporting. The website now also includes enhanced video, including a compressive overview of the Company's business which can be viewed directly at: http://www.chinanet-online.com/english_index.html

Conference Call Details
Date: Wednesday, August 16, 2017
Time: 8:30 a.m. EDT
Toll-free dial-in number: 1-800-263-8506
International dial-in number: 1-719-457-2642
Conference ID: 3341576
Webcast: http://public.viavid.com/index.php?id=125967

A replay of the conference call will be available after 11:30 a.m. Eastern time through September 16, 2017.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 3341576

About ChinaNet Online Holdings, Inc.

ChinaNet Online Holdings, a parent company of ChinaNet Online Media Group Ltd., incorporated in the BVI (ChinaNet), is an integrated online advertising, precision marketing and data-analysis and management services platform. ChinaNet provides prescriptive analysis for its clients to improve business outcomes and to create more efficient enterprises. The Company leverages an optimization framework, provided by its comprehensive data-analysis infrastructure, to blend data, mathematical, and computational sciences into an outcome management platform for which it monetizes on a per client basis. ChinaNet uniquely optimizes and prescribes its clients decision making processes based on its proprietary ecosystem. For more information, visit www.chinanet-online.com.

Safe Harbor

This release contains certain "forward-looking statements" relating to the business of ChinaNet Online Holdings, Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including business uncertainties relating to government regulation of our industry, market demand, reliance on key personnel, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on ChinaNet's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting ChinaNet will be those anticipated by ChinaNet. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. ChinaNet undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

CHINANET ONLINE HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except for number of shares and per share data)

	June 30,	December 31,
	2017	2016
	(US $)	(US $)
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,816	$3,035
Term deposit	3,129	3,056
Accounts receivable, net	5,091	3,322
Prepayment and deposit to suppliers	4,693	4,754
Due from related parties, net	229	213
Other current assets	183	95
Total current assets	15,141	14,475

Long-term investments	1,373	1,340
Property and equipment, net	382	471
Intangible assets, net	6,823	7,264
Goodwill	5,090	4,970
Deferred tax assets	1,444	1,522
Total Assets	$30,253	$30,042

Liabilities and Equity
Current liabilities:
Short-term bank loan	$738	$721
Accounts payable	130	102
Advances from customers	2,519	1,420
Accrued payroll and other accruals	467	685
Due to new investors related to terminated security purchase agreements	905	884
Payable for purchasing of software technology	421	411
Taxes payable	3,019	2,910
Other payables	675	487
Total current liabilities	8,874	7,620

Long-term liabilities:
Long-term borrowing from a director	129	126
Total Liabilities	9,003	7,746

Equity:
ChinaNet Online Holdings, Inc.’s stockholders’ equity
Common stock (US$0.001 par value; authorized 50,000,000 shares; issued and outstanding 12,265,542 shares and 12,158,542 shares at June 30, 2017 and December 31, 2016, respectively)	12	12
Additional paid-in capital	29,633	29,285
Statutory reserves	2,607	2,607
Accumulated deficit	(12,238)	(10,362)
Accumulated other comprehensive income	1,167	700
Total ChinaNet Online Holdings, Inc.’s stockholders’ equity	21,181	22,242

Noncontrolling interests	69	54
Total equity	21,250	22,296

Total Liabilities and Equity	$30,253	$30,042

CHINANET ONLINE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except for number of shares and per share data)

	Six Months Ended June 30,		Three Months Ended June 30,
	2017	2016	2017	2016
	(US $)	(US $)	(US $)	(US $)
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
From unrelated parties	$17,662	$13,276	$10,417	$8,264
From related parties	102	220	83	172
Total revenues	17,764	13,496	10,500	8,436
Cost of revenues	14,792	9,395	8,800	5,939
Gross profit	2,972	4,101	1,700	2,497

Operating expenses
Sales and marketing expenses	1,659	1,943	825	1,063
General and administrative expenses	2,084	3,538	992	1,832
Research and development expenses	700	1,016	305	590
Total operating expenses	4,443	6,497	2,122	3,485

Loss from operations	(1,471)	(2,396)	(422)	(988)

Other income (expenses)
Interest income	37	53	18	26
Interest expense	(73)	-	(37)	-
Other expenses	(206)	(13)	(203)	(1)
Total other (expenses)/income	(242)	40	(222)	25

Loss before income tax expense, noncontrolling interests and discontinued operation	(1,713)	(2,356)	(644)	(963)
Income tax expense	(113)	(152)	(113)	(180)
Loss from continuing operations	(1,826)	(2,508)	(757)	(1,143)
Loss from and on disposal of discontinued operation, net of income tax	-	(60)	-	(14)
Net loss	(1,826)	(2,568)	(757)	(1,157)
Net income attributable to noncontrolling interests from continuing operations	(50)	(123)	(32)	(123)
Net loss attributable to ChinaNet Online Holdings, Inc.	$(1,876)	$(2,691)	$(789)	$(1,280)

Net loss	$(1,826)	$(2,568)	$(757)	$(1,157)
Foreign currency translation gain/(loss)	432	(478)	326	(590)
Comprehensive loss	$(1,394)	$(3,046)	$(431)	$(1,747)
Comprehensive income attributable to noncontrolling interests	(15)	(94)	(34)	(111)
Comprehensive loss attributable to ChinaNet Online Holdings, Inc.	$(1,409)	$(3,140)	$(465)	$(1,858)

Loss per share
Loss from continuing operations per common share
Basic and diluted	$(0.16)	$(0.23)	$(0.07)	$(0.11)
Loss from discontinued operations per common share
Basic and diluted	$-	$(0.01)	$-	$-

Weighted average number of common shares outstanding:
Basic and diluted	11,990,950	11,350,971	11,999,304	11,358,971

** Weighted average number of shares outstanding and per share amounts for the six and three months ended June 30, 2016 have been retroactively restated to reflect the Company’s 1 for 2.5 reverse stock split, which was effective on August 19, 2016.

CHINANET ONLINE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended June 30,
	2017	2016
	(US $)	(US $)
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net loss	$(1,826)	$(2,568)
Adjustments to reconcile net loss to net cash (used in)/provided by operating activities
Depreciation and amortization	707	760
Share-based compensation expenses	348	1,135
Loss on disposal of fixed assets	-	21
Reverse of allowances for doubtful accounts	(29)	-
Loss on deconsolidation of VIEs	-	9
Deferred taxes	113	152
Changes in operating assets and liabilities
Accounts receivable	(1,666)	(771)
Other receivables	(19)	1,325
Prepayment and deposit to suppliers	173	612
Due from related parties	(10)	(25)
Other current assets	(37)	1
Accounts payable	24	(154)
Advances from customers	1,050	(388)
Accrued payroll and other accruals	(225)	(89)
Other payables	86	296
Taxes payable	38	86
Commitment and contingencies	-	(129)
Net cash (used in)/provided by operating activities	(1,273)	273

Cash flows from investing activities
Payment for office equipment and leasehold improvement	(2)	(148)
Long-term investment in and advance to cost/equity method investees	-	(754)
Payment for purchasing of software technology	-	(1,991)
Proceeds from disposal of VIEs	-	28
Cash effect on deconsolidation of VIEs	-	(18)
Net cash used in investing activities	(2)	(2,883)

Cash flows from financing activities

Net cash provided by/(used in) financing activities	-	-

Changes in cash and cash equivalents included in assets classified as held for sale	-	55

Effect of exchange rate fluctuation on cash and cash equivalents	56	(72)

Net decrease in cash and cash equivalents	(1,219)	(2,627)

Cash and cash equivalents at beginning of the period	3,035	5,503
Cash and cash equivalents at end of the period	$1,816	$2,876

Contact:

MZ North America
Ted Haberfield, President
Direct: +1-760-755-2716
Email: thaberfield@mzgroup.us
Web: www.mzgroup.us